AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

This Amendment No. 4 to Employment Agreement (“Amendment”) is made as of the 8th day of October, 2008, by and between RUBY TUESDAY, INC., a Georgia corporation (the “Company”) and SAMUEL E. BEALL, III, a resident of the State of Tennessee (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated of as June 19, 1999, as amended by Amendments No. 1, No. 2 and No. 3 thereto (collectively, the “Agreement”).

WHEREAS, Amendment No. 2 to the Agreement was adopted primarily for the purpose of conforming the provisions of the Agreement to the extent minimally necessary to satisfy the requirements of Section 409A of the Internal Revenue Code concerning restrictions on the time and form of payments of severance benefits and to revise a portion of the severance payment formula for the purpose of preserving deductibility to the Company of annual bonuses payable to the Executive without effecting any material economic difference in the compensatory arrangements reflected by the Agreement.

WHEREAS, the Company has identified an error in the revised severance benefit formula reflected by Amendment No. 2 that was not intended and is inconsistent with the limited objectives of the parties in entering into Amendment No. 2.

WHEREAS, with the consent of the Executive, the Company desires to enter into Amendment No. 4 to the Agreement to conform the revised severance benefit formula so that it reflects the original intent of the parties.

WHEREAS, capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Agreement.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement shall be amended, effective as of July 18, 2008, as follows:

1.	Section 4.7 of the Agreement is deleted in its entirety and the following is substituted therefor:

“4.7     Qualified Termination. In the event of (a) a Qualified Termination;  (b) an involuntary Termination of the Executive other than for Cause; or (c) an election by the Executive to effect a voluntary Termination within sixty (60) days after a failure of the Board of Directors of the Company to elect, or the action of the Board of Directors to remove, in either case in the absence of Cause, the Executive as Chairman of the Board, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (i) payment of any obligations earned and accrued but unpaid as of the date of the Qualified Termination or other Termination, as applicable; (ii) payment of a lump sum amount equal to the product of three (3), multiplied by the Adjusted Base Salary; (iii) payment of a percentage of the Base Salary amount in effect when the Qualified Termination occurs, which percentage is determined in accordance with the following table:

Fiscal Quarter in Which the

Qualified Termination Occurs	Applicable Percentage

First	25%
Second	50%
Third	75%
Fourth	100%;

(iv) the payment of earned but unused vacation through the end of the calendar month in which such Qualified Termination (or other Termination) occurs; and (v) the provision of health, life and disability coverages to the Executive and eligible dependents for a period of thirty-six (36) months at active employee rates (or reimbursement for replacement coverage(s) in an amount not to exceed the cost of the corresponding Company coverage to the extent continued Company coverage can not be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to the Executive or other plan participants). Payments due under clauses (i), (ii), (iii) and/or (iv) shall be made in a lump sum in cash as soon as Administratively Practicable following the date of the Qualified Termination (or other Termination). Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans; provided, however, that the Executive’s accrued benefit under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan shall be determined by increasing the Executive’s actual years of ‘Continuous Service’ (as defined therein) by an additional three (3) full years.

Notwithstanding any other provision of this Agreement to the contrary, if the aggregate amount provided for in this Agreement and any other payments and benefits which the Executive has the right to receive from the Company and its Affiliates (determined without regard to the provisions of this paragraph) would subject the Executive to an excise tax under Section 4999 of the Internal Revenue Code (or any successor federal tax law), or any interest or penalties are incurred or paid by the Executive with respect to such excise tax (any such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the ‘Excise Tax’), then the Executive shall be entitled to an additional payment from the Company as is necessary (after taking into account all federal, state and local taxes (regardless of type, whether income, excise or otherwise) imposed upon the Executive as a result of the receipt of the payment contemplated by this Agreement) to place the Executive in the same after-tax position the Executive would have been in had no Excise Tax been imposed or incurred or paid by the Executive. The accounting firm of Lattimore, Black, Morgan and Cain (or its successor) or any other certified public accounting firm agreed to by the Company and the Executive shall determine the extent, if any, of the Company’s obligations pursuant to this paragraph after receipt of notice from either the Company or the Executive that a payment has been made that may subject the Executive to the Excise Tax. The accounting firm shall make its determination within thirty (30) days after the receipt of any such notice. The Company shall pay to the Executive in cash in a lump sum any amount that the accounting firm determines would be due pursuant to this paragraph by March 15th of the calendar year following the calendar year in which the Qualified Termination or other Termination occurs.”

2.	New Section 20.0 of the Agreement is added, as follows:

“20.0   ‘Adjusted Base Salary’ shall mean the Base Salary amount in effect as of the effective date of a Qualified Termination or other Termination, as applicable, multiplied by two (2).”

3.	Existing Section 20.0 of the Agreement is re-designated as Section 20.0A.

4.	Section 20.11A of the Agreement is deleted in its entirety and the following is substituted therefor:

“20.11A          ‘Termination’ For purposes of Section 4, Executive will have effected or experienced a Termination only if either (a) the Executive has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the ‘service recipient’ within the meaning of Code Section 409A and the regulations thereunder (collectively, the ‘Service Recipient’) or (b) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than forty-nine percent (49%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period.”

5.         Affirmation of Agreement. To the extent not amended herein, the remaining terms and conditions of the Agreement are ratified and reaffirmed.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and the have executed and delivered this Amendment No. 4 as of the date first shown above.

COMPANY:

RUBY TUESDAY, INC. By: /s/ Marguerite N. Duffy Marguerite N. Duffy Senior Vice President & Chief Financial Officer	By: /s/ Stephen I. Sadove Stephen I. Sadove Chairman, Compensation & Stock Option Committee

EXECUTIVE:

/s/ Samuel E. Beall, III
SAMUEL E. BEALL, III

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